Table of Contents

EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Elizabeth Stover Corporate Communications (949) 509-4092

DOWNEY REACHES AGREEMENT ON REGULATORY CONSENT ORDERS AND
ENHANCES FINANCIAL STRENGTH

Raises $109 Million in Regulatory Capital

NEWPORT BEACH, CA, September 5, 2008 – Downey Financial Corp. (NYSE: DSL) today announced that the Company and its subsidiary, Downey Savings and Loan Association, F.A. (the “Bank”), have reached agreement with the Office of Thrift Supervision (OTS) on Consent Orders which, to a large extent, formalize certain measures previously announced by the Company to enhance the Bank’s financial strength. As a direct result of these measures, the Company also announced the sale of certain non-core real estate assets to a third party for aggregate cash proceeds of $110 million. Downey expects to report a net pre-tax gain of approximately $68 million from this sale. That gain, combined with a dividend to the Bank from a wholly owned subsidiary of the Bank, will result in an immediate increase in the Bank’s regulatory capital of approximately $109 million.

“We have been working closely with our regulators to aggressively address the challenges Downey has been facing in this unprecedented financial environment and are pleased to have reached agreement on a formal plan that addresses the OTS’ concerns,” said Michael Bozarth, Downey’s Chairman of the Board. “The Orders reflect a number of measures that Downey has already undertaken and, in some cases, is close to completing. Having reached agreement on these Orders, and having successfully raised a significant amount of new capital, Downey has made substantial progress.”

“Our customers can rest assured that the Orders do not restrict us from meeting their banking needs and providing the services and customer care they have come to expect,” added Mr. Bozarth. “Downey continues to serve its customers with its full range of lending and retail banking services.”

The Orders require, among other things, that the Bank meet and maintain a minimum Tier One Core Capital ratio of 7% and a minimum Total Risk-Based Capital ratio of 14% at each quarter end. In addition, the Bank must complete a capital raising initiative by December 31, 2008. Downey has already made substantial progress on this capital plan and has enhanced the Bank’s regulatory capital by approximately $176 million through the real estate sale and the subsidiary dividend described above and previously disclosed contributions of capital from the Bank’s parent company. The Orders also require that, within 45 days, the Bank submit for OTS review and non-objection a comprehensive classified asset reduction plan, a long-term business plan, a real estate owned disposition plan, and a plan to strengthen executive management.

Since Downey is now subject to an order requiring it to meet and maintain a specific capital level, it is deemed “adequately capitalized” under OTS regulations even though it exceeds minimum regulatory capital ratios that would otherwise qualify it to be “well capitalized.” As a result, the Bank is subject to restrictions on accepting brokered deposits, which have not historically been a significant part of the Bank’s deposit base, and upper limits on interest rates the Bank may pay on deposits.

Mr. Bozarth continued, “Downey’s Board and management will continue to diligently explore a broad range of strategic alternatives by working with our financial advisor, Sandler O’Neill + Partners, L.P. to further enhance the Bank’s capital position. We have made substantial progress in strengthening this institution and are committed to continuing to meet the demands of this challenging environment.”

The description of each Order and the corresponding Stipulation and Consent set forth herein are qualified in their entirety by reference to the Orders and Stipulations, copies of which are attached as Exhibits 10.1, 10.2, 10.3 and 10.4 to the Company’s Current Report on Form 8-K filed today with the SEC.

About Downey Financial Corp.
Downey Financial Corp., headquartered in Newport Beach, California, is the parent company of Downey Savings and Loan Association, F.A., which has assets of $13.4 billion, and 169 branches throughout California and five in Arizona.

Certain statements in this release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements do not relate strictly to historical information or current facts. Some forward-looking statements may be identified by use of terms such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Downey’s actual results or outcomes may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which we conduct our operations, new, changed or increased regulatory restrictions, pending or threatened litigation, a decrease in Downey’s customers, including a decrease in Downey’s deposit base, the possible loss of key personnel, the inability to successfully implement strategic initiatives, changes in deposit flows and loan demand, limitations on Downey’s ability to borrow to fund Downey’s assets and operations, risk of credit losses, risk associated with residential mortgage lending, risk associated with a slowdown in the housing market or high interest rates, fluctuations in interest rates, credit quality, the outcome of ongoing audits by regulatory and taxing authorities and government regulation. Downey does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made, except as required by law. Downey is not able to make any assurances, including but not limited to any assurances that Downey will have adequate liquidity in future periods or that Downey’s capital levels will meet all regulatory requirements in future periods.